EXHIBIT 99.46

AMENDMENT NO. 17 RELATING TO PURCHASE AGREEMENT

This Amendment Agreement (this "Agreement"), is made as of the 30th day of July, 2015, by and among POLYMET MINING CORP., a company existing under the laws of British Columbia (the "Company"), POLY MET MINING, INC., a corporation existing under the laws of the State of Minnesota (the "Issuer"), and GLENCORE AG, a corporation existing under the laws of Switzerland (the "Purchaser").

RECITALS

WHEREAS, the Company, the Issuer and the Purchaser are parties to that certain Purchase Agreement, dated as of October 31, 2008, as amended by Letter Agreement, dated November 28, 2008, as further amended by Amendment Letter No. 2, dated December 12, 2008, as further amended by Amendment Letter No. 3, dated December 19, 2008, as further amended by Amendment Letter No. 4, dated January 30, 2009, as further amended by Amendment Letter No. 5, dated February 24, 2009, as further amended by Amendment Letter No. 6, dated March 30, 2009, as further amended by Amendment Letter No. 7, dated April 28, 2009, as further amended by Amendment Letter No. 8, dated June 4, 2009, as further amended by Amendment Letter No. 9, dated August 31, 2009, as further amended by Amendment Letter No. 10, dated October 20, 2009, as further amended by Amendment Letter No. 11, dated November 16, 2009, as further amended by the 2010 Amendment and Waiver (as defined below), as further amended by the 2011 Amendment and Waiver (as defined below), as further amended by Amendment Letter No. 14, dated April 10, 2013, as further amended by the 2014 Amendment and Waiver (as defined below), as further amended by Amendment Letter No. 16 dated January 29, 2015 (as defined below) (as amended, supplemented or otherwise modified from time to time, the "Purchase Agreement");

WHEREAS, pursuant to the Purchase Agreement, among other things, (1) the Issuer agreed to issue Floating Rate Secured Debentures due September 30, 2011 (each, a "Debenture" and collectively, the "Debentures") in five separate tranches, consisting of four Debentures in the aggregate principal amount of US$25,000,000 and a fifth Debenture in the principal amount of US$25,000,000 (the "Original Tranche E Debenture"), in each case to be issued and delivered by the Issuer and paid for by the Purchaser upon fulfillment or waiver of certain conditions set forth therein; and (2) the Company issued (i) a warrant, exercisable from time to time (the "Exchange Warrant"), to purchase common shares of the Company, without par value (the "Common Shares"), in an amount equal to the principal amount of the Debentures divided by US$4.00;

WHEREAS, (1) the first Debenture in the original principal amount of US$7,500,000 (the "Tranche A Debenture") was issued to the Purchaser on October 31, 2008; (2) the second Debenture in the original principal amount of US$7,500,000 (the "Tranche B Debenture") was issued to the Purchaser on December 24, 2008; (3) the third Debenture in the original principal amount of US$5,000,000 (the "Tranche C Debenture") was issued to the Purchaser on June 18, 2009; (4) the fourth Debenture in the original principal amount of US$5,000,000 (the "Tranche D Debenture" and together with the Tranche A Debenture, Tranche B Debenture and Tranche C Debenture, the "Outstanding Debentures") was issued to the Purchaser on September 2, 2009; and (5) US$9,104,032 of interest has been capitalized as at the date hereof in connection with the Outstanding Debentures;

WHEREAS, the Company, the Issuer and the Purchaser entered into an Amendment and Waiver, dated as of November 12, 2010 (the "2010 Amendment and Waiver"), pursuant to which, among other things, (1) the maturity date of each of the Outstanding Debentures and the expiration date of the Exchange Warrant were extended from September 30, 2011 to September 30, 2012, (2) any and all obligations of the Issuer to issue the Original Tranche E Debenture and any and all obligations of the Purchaser to purchase the Original Tranche E Debenture pursuant to the Purchase Agreement were terminated and discharged in all respects (the "Original Tranche E Debenture Termination"), and (3) the Company issued to the Purchaser a warrant to purchase 3,000,000 Common Shares at an exercise price of US$2.00 per share at any time until December 31, 2015 (the “2010 Warrant’);

WHEREAS, the Company, the Issuer and the Purchaser entered into an Amendment and Waiver, dated as of November 30, 2011 (the "2011 Amendment and Waiver"), pursuant to which, among other things, (1) the maturity date of each of the Outstanding Debentures was extended from September 30, 2012 to the earlier to occur of certain events or September 30, 2014, (2) the exercise price of the Exchange Warrants was amended to US$1.50 per share, (3) the Company issued to the Purchase warrants to purchase up to an aggregate of 2,600,000 Common Shares at an exercise price of US$1.50 per share at any time until December 31, 2015 (the “2011 Warrants”), and (4) the terms of the 2010 Warrants were amended to conform to the 2011 Warrants;

WHEREAS, the Company, the Issuer and the Purchaser rescinded the Original Tranche E Debenture Termination and amended the obligations of the Issuer pursuant to the Purchase Agreement to issue a fifth Debenture in the principal amount of US$20,000,000 (the "Amended Tranche E Debenture") and the obligations of the Purchaser to purchase the Amended Tranche E Debenture pursuant to the Purchase Agreement, on the terms and subject to the conditions contained in Agreement Letter No. 14;

WHEREAS, the Amended Tranche E Debenture were repaid in full on July 4, 2013;

WHEREAS pursuant to the Agreement Letter No. 14, on July 4, 2013 the exercise price of the Exchange Warrants was amended to US$1.2920 per share and the exercise price of the 2010 Warrants and the 2011 Warrants was amended to US$1.3007 per share;

WHEREAS, the Company, the Issuer and the Purchaser entered into an Amendment and Waiver, dated as of April 25, 2014 (the "2014 Amendment and Waiver"), pursuant to which, among other things, the maturity date of each of the Outstanding Debentures was extended from the earlier to occur of certain events or September 30, 2014 to the earlier to occur of the same certain events or September 30, 2015;

WHEREAS, the Company, the Issuer and the Purchaser entered into an Amendment and Waiver, dated as of January 29, 2015 (“Amendment No. 16”) pursuant to which, among other things, the Issuer issued to the Purchaser a tranche F debenture (the “Tranche F Debenture”), and the Issuer and the Purchaser agreed to issue a tranche G debenture, (the “Tranche G Debenture”), a tranche H debenture (the “Tranche H Debenture”) and a tranche I debenture (the “Tranche I Debenture,” and collectively with the Tranche F Debenture, the Tranche G Debenture and the Tranche H Debenture, the “2015 Debentures”) in the aggregate principal amount of US$30,000,000 pursuant to the Purchase Agreement, on the terms and subject to the conditions contained in Amendment No. 16,

WHEREAS the Tranche F Debenture was issued and fully paid for on January 30, 2015 and the Tranche G Debenture was issued and fully paid for on April 15, 2015 and the Tranche H Debenture was issued and fully paid for on July 1, 2015, and

WHEREAS, the Company, the Issuer and the Purchaser desire to amend certain provisions of the Outstanding Debentures, the 2010 Warrants as amended, the 2011 Warrants, and the 2015 Debentures.

NOW THEREFORE, in consideration of the terms and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.	Definitions

Capitalized terms not defined in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement.

2.	Amendment to the Purchase Agreement

The Company, the Issuer and the Purchaser hereby agree to amend the Purchase Agreement from and after the Effective Date as follows notwithstanding any contrary provision therein, the following definitions shall be added to Section 1:

"Amendment No. 17 to the Purchase Agreement" means the amending agreement made as of July ____, 2015 by and among the Company, the Issuer and the Purchaser."

3.	Amendment to the Outstanding Debentures

From and after the Effective Date:

(a)	The “Maturity Date” of each of the Tranche A Debenture, Tranche B Debenture, Tranche C Debenture and Tranche D Debenture will be extended to the earlier to occur of (a) an Early Maturity Event, and (b) March 31, 2016; and

(b)	From August 1, 2015 until the Maturity Date, the Floating Rate shall mean LIBOR plus 8.0% per annum.

4.	Amendment to the Amended and Restated Exchange Warrant.

From and after the Effective Date, the expiration date of the Exchange Warrant will be extended to the earlier to occur of (a) an Early Maturity Event, and (b) March 31, 2016.

5.	Amendment to the 2010 Warrants and the 2011 Warrants

From and after the Effective Date:

(a)	The Warrant Expiry Date shall be December 31, 2016 before 5:00 p.m. (Vancouver time); and

(b)	The Purchase Price, subject to adjustment thereof in the events and in the manner set forth in the 2010 and 2011 Warrants, payable for each Common Share upon the exercise of Warrants shall be US$[0.9329] per Common Share, being the greater of the closing market price of the Company on the NYSE MKT on the day prior to Effective Date and the 5-day volume weighted average closing market price on the NYSE MKT.

6.	Amendment to the 2015 Debentures

Each of the 2015 Debentures shall be amended as follows:

(a)	After “Interest Amount” the following definition shall be added:

“Interest Accrual Date” means the Business Day following September 30, December 31, March 31 and June 30 of each year, provided that if any such day is not a Business Day, then such Interest Accrual Date means the next succeeding day which is a Business Day.

(b)	Section 2(a) shall be replaced with the following:

(a)	Interest Payments.

(i)	Subject to and in accordance with the terms of this Section 2 on the earlier of the Maturity Date or the Early Repayment Date, the Company shall pay to the Holder all interest accrued and unpaid at that time on the entire outstanding Principal Amount of this Debenture (the “Interest Amount”) together with repayment of the entire outstanding Principal Amount of this Debenture in cash.

(ii)	Upon each Interest Accrual Date, the Principal Amount shall be increased by the amount of interest accrued.

7.	Effectiveness

This Agreement shall become effective and be deemed effective as of the date hereof upon execution of counterparts of this Agreement by each of the Company, the Issuer and the Purchaser (the “Effective Date”); provided however that this Agreement is also subject to approval for the listing additional shares from the NYSE MKT and the Toronto Stock Exchange.

8.	Representations and Warranties of the Company and the Issuer

b.	Each of the Company and the Issuer hereby confirms the representations and warranties in the Purchase Agreement are true and accurate as if the representation and warranty was given as of the date hereof and makes the following additional representations and warranties to the Purchaser:

(i)	Authorization; Enforcement. Each of the Company and the Issuer has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the Issuer and the consummation by the Company and the Issuer of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and the Issuer and no further action is required by the Company and the Issuer, their boards of directors or their shareholders in connection herewith. This Agreement has been duly executed by the Company and the Issuer and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company and the Issuer enforceable against the Company and the Issuer in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)	The Purchaser hereby makes the following representations and warranties to the Company and the Issuer:

(i)	Authorization; Enforcement. The Purchaser has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Purchaser and no further action is required by the Purchaser, its board of directors or its shareholders in connection herewith. This Agreement has been duly executed by the Purchaser and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

9.	Effect on Agreements

Except as expressly amended hereby, all of the terms and conditions of the Agreements (as defined in the Purchase Agreement), as amended, shall remain in full force and effect after the execution of this Agreement.

10.	Amendments and Waivers

The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company, the Issuer and the Purchaser.

11.	Notices

Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the applicable Agreement (as defined in the Purchase Agreement).

12.	Successors and Assigns

This Agreement may not be assigned by any party with the prior written consent of the other parties. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

13.	Execution and Counterparts

This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature page were an original thereof.

14.	Expenses

The Issuer and the Company shall promptly reimburse the Purchaser, upon first written demand, for all actual and out-of-pocket costs and expenses incurred by the Purchaser in respect of (a) the negotiation, execution and delivery of the term sheet relating to this Agreement, this Agreement and any and all related agreements and documents, and (b) the enforcement of any right or remedy by the Purchaser against the Issuer and/or the Company under or in respect of the term sheet relating to this Agreement, this Agreement and any and all related agreements and documents.

The Issuer and the Company expressly agree and consent to the deduction and reimbursement of any such costs and expenses to be reimbursed to the Purchaser (if any) from the proceeds of the issuance of the 2015 Debentures to be made available to the Issuer by the Purchaser under this Agreement.

15.	Further Assurances

The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

16.	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the principles of conflicts of law thereof that would defer to the substantive laws of another jurisdiction.

17.	Severability

If one or more provisions of this Agreement are held to be unenforceable under Applicable Law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

18.	Headings

The headings in this Agreement are for convenience only, do not constitute a part of the Agreement and shall not be deemed to limit or affect any of the provisions hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

POLYMET MINING CORP.

By:	/s/ Douglas Newby
Name: Douglas Newby Title: Chief Financial Officer
POLY MET MINING, INC.

By:	/s/ Douglas Newby
Name: Douglas Newby Title: Chief Financial Officer
GLENCORE AG

By:	/s/ A. Wright
Name: A. Wright Title: Officer

By:	/s/ S. Kalmin
Name: S. Kalmin Title: Director